Exhibit 5.2 and 8

Exhibit 5.2 and 8

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092

tel      (212) 259-8000
fax     (212) 259-6333

                                                                                                         November 20, 2008

MDU Resources Group, Inc.
1200 West Century Avenue, P.O. Box 5650
Bismarck, North Dakota  58506-5650

Ladies and Gentlemen:

We are acting as counsel for MDU Resources Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-3 (the "Registration Statement") for the registration of 2,557,910 shares of the Company's common stock, par value $1.00 per share (the "Stock"), and the preference share purchase rights attached thereto (the "Rights"), to be issued and sold pursuant to the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan").

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Rights Agreement, dated as of November 12, 1998, as amended, between the Company and Wells Fargo Bank, N.A. (formerly known as Norwest Bank Minnesota, N.A.), as Rights Agent, together with the exhibits thereto (the "Rights Agreement"), pursuant to which the Rights were created, (iii) the Restated Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, as in effect on the date hereof, (iv) resolutions of the Board of Directors of the Company relating to the Plan, the Registration Statement, the Rights Agreement and the issuance and sale of the Stock, (v) the orders of the Federal Energy Regulatory Commission (the "FERC"), dated July 25, 1996, the Montana Public Service Commission, dated July 8, 1996, and the Public Service Commission of Wyoming, dated July 26, 1996 (collectively, the "Orders"), each of which authorized the issuance of up to 3,273,273 shares of common stock pursuant to the Plan and (vi) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, Rights Agreement, resolutions, instruments, certificates, records and documents.  We have also assumed the regularity of all corporate procedures.

MDU Resources, Group, Inc.
November 20, 2008

Based upon and subject to the foregoing, and subject to the further limitations and qualifications expressed below, we are of the opinion that:

1.
When the Stock shall have been issued, sold and delivered in compliance with the authority contained in the Orders, in accordance with the terms and provisions of the Plan and for the consideration contemplated thereby, such Stock will be validly issued, fully paid and non-assessable.

2.	The Rights, when issued in accordance with the Rights Agreement, will be validly issued and binding obligations of the Company under the laws of the State of Delaware.

3.
The Stock to be purchased on the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued and binding obligations of the Company under the laws of the State of Delaware.

4.
The statements in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences," to the extent that they purport to summarize certain Federal income tax consequences to participants in the Plan, fairly summarize such consequences in all material respects.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws, and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm contained therein under the heading "Legal Opinions" in said Registration Statement and any amendments thereto and in the prospectus constituting a part thereof.  In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                                                                         Very truly yours,

                                                                                                         /s/ Dewey & LeBoeuf LLP